Exhibit 99.1

April 2, 2004
For 1:30 EST Release
Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE'S COMPANIES, INC. DECLARES CASH DIVIDEND
REDEEMS SHAREHOLDER RIGHTS PLAN

MOORESVILLE, N.C., April 2, 2004 - The Board of Directors for Lowe's Companies, Inc. (NYSE: LOW) has declared a quarterly cash dividend of three cents ($0.03) per share, payable April 30, 2004, to shareholders of record as of April 16, 2004.

Lowe's has paid a cash dividend each quarter since going public in 1961.

The Board of Directors also announced it has voted to redeem the shareholder rights plan (commonly known as a "poison pill") adopted in 1998. The corporation will buy back the rights at the redemption price of one-twentieth of a cent ($0.0005) per share. One-half of a right is attached to each share of common stock. Payment of the rights redemption will be made with the dividend payment.

With fiscal year 2003 sales of $30.8 billion, Lowe's Companies, Inc. is a FORTUNE (R) 50 company that serves approximately 10 million customers a week at more than 950 home improvement stores in 45 states. In 2004, FORTUNE named Lowe's America's Most Admired Specialty Retailer for a second consecutive year. Based in Mooresville, N.C., the 58-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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